Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement (No. 333-286958) on Form S-1 and related Prospectus of iSpecimen Inc. of our report dated March 13, 2024, except Note 1, Reverse Stock Split and Note 13, as to which the date is April 14, 2025, relating to the financial statements of iSpecimen Inc., appearing in the Annual Report on Form 10-K of iSpecimen Inc. for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 27, 2025